Exhibit 23.4

Consent of Ernst & Young LLP, Independent Auditors

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-222484) and related Prospectus of Melinta Therapeutics, Inc. for the registration of common stock and to the incorporation by reference therein of our report dated November 3, 2017, with respect to the combined financial statements of The Infectious Disease Businesses of The Medicines Company included in Melinta Therapeutics, Inc.’s Proxy Statement on Schedule 14A dated December 15, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Iselin, New Jersey

January 22, 2018